                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                         ^--Enter Company Name Here--^
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                         ^--Enter Company Name Here--^
    ------------------------------------------------------------------------
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Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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Notes:

[LOGO OF TYCO
 TOYS, INC.
 APPEARS HERE]

                                TYCO TOYS, INC.
                              6000 MIDLANTIC DRIVE
                         MOUNT LAUREL, NEW JERSEY 08054

                                                    April 15, 1996

   To Our Stockholders:

     You are cordially invited to attend the Annual Meeting of Stockholders of Tyco Toys, Inc., to be held at 10:00 a.m. local time at 200 Fifth Avenue, New York, New York 10010, on Thursday, May 16, 1995. The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the matters to be acted upon at the meeting.

     A proxy form is enclosed with the Notice of Annual Meeting and Proxy Statement. Regardless of the number of shares you own, it is important that your shares be represented. Accordingly, we hope that you will complete and sign the proxy form and return it to us promptly in the enclosed envelope whether or not you are planning to be present.

     We look forward to greeting personally as many of our stockholders as possible at the meeting.

                                          Sincerely yours,

                                          /s/ Richard E. Grey
                                          Richard E. Grey
                                          Chairman

                                TYCO TOYS, INC.
                             6000 MIDLANTIC DRIVE
                        MOUNT LAUREL, NEW JERSEY 08054

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 16, 1996

                               ----------------

  The Annual Meeting of Stockholders of Tyco Toys, Inc., a Delaware corporation (the "Company" or "Tyco"), will be held at 10:00 a.m. local time at 200 Fifth Avenue, New York, New York 10010, on Thursday, May 16, 1996, for the following purposes:

    1. To elect three members to the Board of Directors to serve for a term expiring at the Annual Meeting of Stockholders to be held in 1999.

    2. To consider a stockholder proposal recommending that the Board of Directors of the Company take steps to declassify the Board of Directors and elect all directors annually.

    3. To transact such other business as may properly be brought before the Meeting, or any adjournment thereof.

  Holders of record of the Company's Common Stock and Series B Preferred Stock at the close of business on March 22, 1996 shall be entitled to notice of and to vote at the Meeting and any adjournment thereof.

  If you cannot be personally present at the Meeting, please date, complete and promptly return the enclosed proxy. If you receive more than one proxy because you own shares registered in different names or addresses, each proxy should be completed and returned.

                                          By Order of the Board of Directors

                                          /s/ R. Michael Kennedy, Jr.

                                          R. Michael Kennedy, Jr.,
                                                Secretary

Mt. Laurel, New Jersey
April 15, 1996

                                TYCO TOYS, INC.
                             6000 MIDLANTIC DRIVE
                        MOUNT LAUREL, NEW JERSEY 08054

                               ----------------
                                PROXY STATEMENT
                               ----------------

                        ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 16, 1996

                                 INTRODUCTION

  This Proxy Statement is being mailed to stockholders of Tyco Toys, Inc. (the "Company" or "Tyco") in connection with solicitation by the Company's Board of Directors of proxies to be used at its Annual Meeting of Stockholders (the "Annual Meeting"). The Annual Meeting will be held on Thursday, May 16, 1996, at 10:00 a.m. local time at 200 Fifth Avenue, New York, New York 10010 for the purposes set forth in the preceding notice. This Proxy Statement and the accompanying proxy are first being sent to stockholders on or about April 15, 1996.

  If a proxy in the enclosed form is duly executed and returned, the shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), or Series B Voting Convertible Exchangeable Preferred Stock ("Series B Preferred Stock") represented thereby will be voted, where specification is made by the stockholder on the form of proxy, in accordance with such specification. If no directions to the contrary are indicated, the persons named in the enclosed proxy will vote the shares represented thereby FOR the election of the named nominees for Director and AGAINST Proposal 2. Any stockholder may revoke his proxy by delivery of a later dated proxy or by providing written notice of revocation to the Secretary of the Company at any time before it is voted. A proxy will not be voted if the stockholder attends the meeting and elects to vote in person.

  Only stockholders of record at the close of business on March 22, 1996 have the right to receive notice of and to vote at the Annual Meeting and any adjournment thereof. As of that date, 34,813,766 shares of Common Stock and 52,839 shares of Series B Preferred Stock were outstanding.

  On each matter to be voted on at the Annual Meeting, the Common Stock and the Series B Preferred Stock will vote together, and holders of Common Stock and Series B Preferred Stock will be entitled to one vote per share and 105 votes per share, respectively. The election of directors requires a plurality of the votes cast. A majority of the votes cast is required to approve all other matters that may properly come before the Annual Meeting. For purposes of determining the number of votes cast with respect to any voting matter, only those cast "for" or "against" are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

  It is not anticipated that there will be presented at the Annual Meeting any business other than the matters set forth in the enclosed notice. If any other business should come before the Annual Meeting, the persons named on the enclosed proxy card will have discretionary authority to vote all proxies in accordance with their best judgment.

  The enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the Annual Meeting:
(a) matters which may be presented at the Annual Meeting at the request of public stockholders and with respect to which the Company has not received notice at the date hereof; (b) approval of the minutes of a prior meeting of stockholders, if such approval does not amount to ratification of the action taken at the meeting; (c) the election of any person to any office for which a bona fide nominee is unable to serve or for good cause will not serve; (d) any proposal omitted from the Proxy Statement and the form of proxy pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended; and (e) matters incident to the conduct of the Annual Meeting.

  The costs of soliciting proxies will be borne by the Company. In addition to solicitation by mail, certain Directors, officers, and employees of the Company may solicit proxies in person or by telephone, telegraph, facsimile or mail. The Company has also retained, on behalf of the Board of Directors, Shareholder Communications Corporation to assist in soliciting proxies at a fee estimated not to exceed $10,000, plus reasonable expenses. Further, the Company will also request record holders of Common Stock who are brokerage firms, custodians and fiduciaries to forward proxy material to the beneficial owners of such shares and upon request will reimburse such record holders for the costs of forwarding the material in accordance with customary charges.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

  The following table sets forth information as of March 22, 1996 with respect to persons known by the Company to be beneficial owners of more than 5% of the Common Stock and by each of the Company's Directors, each of the named Executive Officers and all Directors and Executive Officers as a group:

                                                     AMOUNT OF
                                                    BENEFICIAL
                                                   OWNERSHIP (1) PERCENT (1)(2)
                                                   ------------- --------------
Corporate Advisors, L.P. (3)(4)...................   5,563,095        13.8%
 One Rockefeller Plaza
 New York, New York 10020
The Capital Group Companies, Inc. (3).............   4,033,300        11.6
 333 South Hope Street............................
 Los Angeles, CA 90071
State of Wisconsin Investment Board (3)...........   3,454,800         9.9
 121 East Wilson Street
 Madison, Wisconsin 53708
Richard E. Grey (5)(6)............................     313,500           *
Harry J. Pearce (5)(6)............................     105,418           *
Gary S. Baughman (6)(7)...........................      53,225           *
Jerome I. Gellman (5).............................       9,000           *
Joel M. Handel (5)................................       9,000           *
Arnold Thaler (5).................................      40,614           *
Timothy J. Danis (5)..............................       9,000           *
John A. Canning, Jr. (5)(8).......................     200,337           *
Dr. LaSalle D. Leffall, Jr. (5)...................       5,200           *
Jonathan Kagan (4)................................   5,548,095        13.7
David B. Golub (4)(5).............................   5,563,095        13.8
Michael J. Lyden (5)(6)...........................      45,500           *
Karsten Malmos (5)(6).............................      28,840           *
All Directors and Executive Officers as a group
 (20 persons) (4)(5)(6)(7)(8).....................   6,489,365        15.8

* Represents less than 1% of the outstanding shares of Common Stock.

(1) The amount and percentage of securities "beneficially owned" by an individual are determined in accordance with the regulations of the Securities and Exchange Commission and, accordingly, may include securities owned by or for, among others, the spouse and/or minor children of the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire within 60 days after March 22, 1996. Beneficial ownership may be disclaimed as to certain of the securities. Unless otherwise indicated, the persons and entities named have sole voting and dispositive power over their shares.

(2) Shares subject to outstanding stock options which the individual has the right to acquire within sixty (60) days after March 22, 1996 and shares issuable upon conversion of Series B Preferred Stock are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such individual, or any group including such individual, but are not deemed outstanding for the purpose of computing the percentage of the class owned by any other individual.

(3) Based on information filed with the Securities and Exchange Commission by the reporting person.

(4) Includes 52,839 shares of Series B Preferred Stock. Each share of Series B Preferred Stock is currently convertible into 105 shares of Common Stock. All such shares listed in the table as being beneficially owned by Messrs. Kagan and Golub are beneficially owned by Corporate Advisors, L.P. which is the general partner of Corporate Partners, L.P. and Corporate Offshore Partners, L.P. and serves as investment manager over certain assets of the State Board of Administration of Florida, including its Series B Preferred Stock. Messrs. Kagan and Golub may be deemed to have shared voting and investment power over such shares as Managing Directors of Corporate Advisors, L.P. Messrs. Kagan and Golub disclaim beneficial ownership of all such shares. The address of Messrs. Kagan and Golub is the address of Corporate Advisors, L.P.

    These stockholders may be deemed to be a "group" of persons acting together for the purpose of acquiring, holding, voting or disposing of shares of Series B Preferred Stock. Corporate Advisors, L.P. has sole voting and dispositive power as to the shares of Series B Preferred Stock held by Corporate Partners, L.P., Corporate Offshore Partners, L.P. and the State Board of Administration of Florida.

(5) Includes 233,500, 85,000, 28,125, 9,000, 9,000, 9,000, 9,000, 40,000,
    5,000, 45,500, 15,000 and 28,500 shares that are subject to options granted pursuant to registered option plans of the Company and held by Messrs. Grey, Pearce, Baughman, Gellman, Handel, Thaler, Danis, Canning, Lefall, Lyden, Golub and Malmos, respectively; also includes 606,581 shares subject to options held by all Executive Officers and Directors as a group, all of which options so included are presently exercisable.

(6) Does not include Restricted Shares which have not yet vested and will not vest within 60 days after March 22, 1996.

(7) Includes 25,100 shares which vested in October, 1995.

(8) Includes 160,337 shares issuable upon the conversion of Convertible Subordinated Debentures held by Madison Dearborn Partners IV. John A. Canning, Jr., a Director of the Company, is a partner in Madison Dearborn Partners IV.

                             ELECTION OF DIRECTORS

  Pursuant to the Company's By-laws, three members of the Board of Directors (consisting of a total of eleven members) are to be elected at the Annual Meeting for a term expiring at the Annual Meeting of Stockholders to be held in 1999, and until their successors are elected and qualified. Except where authority to so vote is withheld, the accompanying proxy will be voted FOR Richard E. Grey, David B. Golub and Joel M. Handel. If a nominee should become unavailable for election for any presently unforeseen reason, the persons designated as proxies will have full discretion to cast votes for a substitute nominee selected by the Board of Directors, unless the Board of Directors reduces the number of Directors.

  Listed below is certain information regarding the nominees for Director and the continuing Directors and Executive Officers of the Company.

NOMINEES FOR DIRECTOR

                         NAME                          AGE POSITION WITH COMPANY
                         ----                          --- ---------------------
Richard E. Grey.......................................  61       Chairman
David B. Golub........................................  33       Director
Joel M. Handel........................................  60       Director

  Richard E. Grey has served as Chairman since July 1991, and as a Director since 1988. Mr. Grey also served as President and Chief Executive Officer of the Company from December 1985 until December 1995 and as President, Chief Executive Officer, Director and a member of the Executive Committee of the Company's principal operating subsidiary from 1973 until December, 1995. Mr. Grey was employed by the Company and its predecessor since 1958. Mr. Grey has served as a Director and Chairman of the Board of Toy Manufacturers of America, Inc., a toy industry trade organization.

  David B. Golub was appointed a Director in April, 1994. Mr. Golub has been a Managing Director of Corporate Advisors, L.P., investment advisors to three entities who hold the Series B Preferred Stock, since April, 1995 and for more than five years prior thereto, he served as a Senior Vice President of Corporate Advisors, L.P.

  Joel M. Handel has served as a Director of the Company since April 1987. He has been for more than the past five years, a partner in the law firm of Baer Marks & Upham, which has served as counsel to the Company.

CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

              NAME                AGE            POSITION WITH COMPANY
              ----                ---            ---------------------
Gary S. Baughman(1)..............  49 President, Chief Executive Officer and
                                       Director
Harry J. Pearce(2)...............  51 Vice Chairman, Chief Financial Officer
John A. Canning, Jr.(1)..........  51 Director
Jerome I. Gellman(2).............  68 Director
Timothy J. Danis(2)..............  49 Director
Jonathan Kagan(1)................  39 Director
LaSalle D. Leffall, Jr.(1).......  64 Director
Arnold Thaler(2).................  73 Director
Michael J. Lyden.................  53 Executive Vice President and President -
                                        Tyco U.S.
Douglas G. Hartley(3)............  51 Executive Vice President - Sales
Karsten Malmos(3)................  51 President - Tyco International
Paul J. Weaver...................  45 Executive Vice President - International
                                       Finance and Operations
B. James Alley(3)................  46 Executive Vice President
R. Michael Kennedy, Jr...........  52 Senior Vice President, General Counsel and
                                       Secretary
Anthony DiMichele, Jr. ..........  39 Senior Vice President - Finance, Treasurer
Martin Scheman(4)................  64 Chairman, Tyco Preschool
Neil Friedman(4).................  48 President - Tyco Preschool

- --------
(1) Term will expire at the Annual Meeting of Stockholders to be held in 1997.
(2) Term will expire at the Annual Meeting of Stockholders to be held in 1998.
(3) Officer of the Company's principal operating subsidiary, Tyco Industries, Inc.
(4) Officer of a wholly-owned subsidiary of the Company.

  Gary Baughman was appointed President, Chief Operating Officer and a Director in October, 1994 and Chief Executive Officer in January, 1996. For more than five years prior to that time he was President of the Little Tikes division of Rubbermaid, Inc.

  Harry J. Pearce was appointed Executive Vice President in September 1987 and has served as Senior Vice President - Finance and Chief Financial Officer of the Company since December 1985. He has served as a Director of the Company since September 1988, and was appointed Vice Chairman in April, 1993. Mr. Pearce is a Director and former Chairman of Toy Manufacturers of America, Inc.

  John A. Canning, Jr. was appointed to the Board in July 1991. He is the President of Madison Dearborn Partners, Inc. During the last five years until January 1993, he served as President of First Chicago Venture Capital, an affiliate of First Chicago Investment Corporation (FCIC); FCIC and Madison Dearborn Partners IV, of which he is a partner, provided the financing for the purchase by the Company of the equity interest of the Selzer family members in July 1991. Mr. Canning is also a director of Bayou Steel Corporation and the Interlake Corporation.

  Jerome I. Gellman has served as a Director of the Company since April 1987. For over five years, until January 1988, he was a partner in the law firm of Tucker, Gellman & Mulderig, P.C. In January 1988, he became Of Counsel to the law firm of Cowan, Liebowitz & Latman, P.C.

  Timothy J. Danis was appointed to the Board in December 1990. He is the Chairman and Chief Executive Officer of Rollins Hudig Hall of Illinois. For more than five years until January 1992, he served as President and Chief Executive Officer of Corroon and Black of Missouri, Inc. In January 1992, he joined the Rollins Burdick Hunter Group as Chief Executive Officer; Rollins Burdick Hunter Group is an international insurance brokerage firm which became Rollins Hudig Hall in January 1993.

  Jonathan Kagan was appointed Director in April, 1994. For more than five years he has served as Managing Director of Corporate Advisors, L.P. He is also a general partner of Lazard Freres & Co. and a Director of Continental Cablevision, Inc.

  Messrs. David Golub and Jonathan Kagan have been seated as Directors in accordance with the terms of certain agreements entered into by the Company and holders of the Series B Preferred Stock.

  Dr. LaSalle D. Leffall, Jr. was appointed as a Director of the Company in February 1993. For more than the last five years, he has been Chairman of the Department of Surgery at Howard University College of Medicine in Washington, D.C. Dr. Leffall also serves as a Director of the Warner Lambert Company and Mutual of America.

  Arnold Thaler was President of View-Master Ideal Group, Inc. ("View-Master") from July 1981, when he purchased the View-Master line with a group of investors, until his retirement in 1990. View-Master became a public company in 1983, and was acquired by the Company in 1989. He was appointed as a Director of the Company in February 1990. He also served previously as President of Ekco Housewares Company and as an officer of its parent, American Home Products Corporation. Mr. Thaler retired as an active officer on December 31, 1990 and now serves as a consultant to the Company.

  Michael J. Lyden has been employed by the Company since 1987 as Vice President, Business Development; he was appointed Senior Vice President in 1990, President - Tyco U.S. in January, 1994, and Executive Vice President in January, 1996.

  Douglas G. Hartley served as Vice President and President of the Company's Canadian subsidiary until his appointment as Executive Vice President in February, 1996.

  Karsten Malmos joined the Company's principal operating subsidiary as Vice President -International in 1980. He was appointed Senior Vice President -
 International of the Company's principal operating subsidiary in December 1987, Executive Vice President in July 1992 and President - Tyco International in April, 1993.

  Paul J. Weaver has been employed by the Company's principal operating subsidiary since 1975. He was appointed Vice President and Controller of the Company in October 1987, Senior Vice President in 1990, and Executive Vice President - International Finance and Operations in May, 1994.

  B. James Alley has been employed by the Company's principal operating subsidiary since December 1976, including service as Senior Vice President -
 Marketing since October 1986 and as Vice President - Marketing from May 1981 until October 1986. He became Executive Vice President in June, 1994.

  R. Michael Kennedy, Jr. was appointed Vice President and General Counsel of the Company in October 1987 and Senior Vice President in 1990. He was appointed Secretary in July 1991. For over five years prior to 1987, he was Vice President and General Counsel of Wendy's International, Inc., an operator and franchisor of fast-food hamburger restaurants in the United States and other countries.

  Anthony DiMichele, Jr. was appointed Senior Vice President - Finance in November, 1994 and Treasurer in July, 1995. For more than five years prior to that time he was Senior Vice President of AWT, an environmental services company.

  Martin Scheman has, for more than the last five years, been President of Tyco Preschool Toys, Inc. (formerly Illco Toy Co. U.S.A., Inc.), which the Company acquired in June 1992. He was appointed Chairman of the Company's Tyco Playtime and Preschool subsidiaries in June 1993 and CEO of Tyco Playtime in December, 1994.

  Neil Friedman was appointed President of Tyco Preschool in August, 1996. For more than five years prior to that time he was President of MCA/Universal Merchandising and President of Aviva/Hasbro.

OPERATION OF THE BOARD OF DIRECTORS

  The Board of Directors of the Company met ten times during 1995. Each Director attended after his election more than 75% of the aggregate number of meetings of the Board and the committees of which he was a member. There are six standing Committees of the Board of Directors: the Executive Committee; the Audit Committee; the Stock Option Committee; the Finance Committee; the Compensation Committee; and the Nominating Committee.

  The Executive Committee, comprised of Messrs. Grey, Pearce, Baughman, Handel, Kagan and Thaler, meets on call and has the authority to act on most matters during intervals between Board meetings. The Executive Committee met four times during 1995.

  The Audit Committee is comprised of Messrs. Gellman, Danis, and Kagan who are outside Directors. The Committee evaluates and approves, among other things, all transactions between the Company and related parties. The Committee also reviews the internal controls of the Company, its financial and accounting practices, the performance of the Company's accounting and financial staff, and the performance and cost of its outside auditors. The Audit Committee met twice during 1995.

  The function of the Compensation Committee is to review and make recommendations to the Board of Directors with respect to compensation of the Company's executive officers. The Compensation Committee, which met three times during 1995, consists of outside Directors, Messrs. Gellman, Canning and Golub.

  The Stock Option Committee is comprised of outside Directors Messrs. Golub and Canning. The purpose of the Committee is to administer the stock option plans of the Company. The Stock Option Committee met once during 1995.

  The Finance Committee consists of Messrs. Pearce, Thaler and Canning. The Committee's purpose is to make recommendations to the Board concerning the securities and finance activities of the Company. The Finance Committee met three times during 1995.

  The Nominating Committee consists of Messrs. Thaler, Danis and Vituli. The purpose of this Committee is to identify qualified candidates for the Board of Directors of the Company. The Nominating Committee met once during 1995. Stockholders who wish to suggest qualified candidates should write to the Secretary of the Company at 6000 Midlantic Drive, Mount Laurel, New Jersey 08054, stating in detail the qualifications of such persons for consideration by the Nominating Committee.

  All required reports under Section 16 of the Securities Exchange Act of 1934 relating to ownership and changes in ownership by Directors and Executive Officers of the Company's Common Stock were filed timely during 1995.

               REMUNERATION OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth remuneration paid or distributed to, or accrued for, each of the five most highly paid current Executive Officers of the Company during the Company's fiscal year ended December 31, 1995.

                                                   SUMMARY COMPENSATION TABLE
                         -------------------------------------------------------------------------------
                                                                        LONG TERM
                                    ANNUAL COMPENSATION                COMPENSATION
                              -------------------------------- ----------------------------
                                                     OTHER
                                                    ANNUAL      RESTRICTED     SECURITIES    ALL OTHER
        NAME AND                          BONUS     COMPEN-        STOCK       UNDERLYING   COMPENSATION
   PRINCIPAL POSITION    YEAR SALARY ($) ($)(1)  SATION ($)(2) AWARDS ($)(3) OPTIONS (#)(4)    ($)(5)
- ------------------------ ---- ---------- ------- ------------- ------------- -------------- ------------
Gary Baughman........... 1995  450,000   445,000    103,349(6)    517,256        84,375        1,566
 President and           1994  137,180         0     24,420(6)          0             0          261
 Chief Executive Officer
Richard E. Grey......... 1995  587,500    97,820     21,082       689,675       112,500        6,318
 Chairman                1994  550,000         0     22,455             0       196,000        6,318
                         1993  550,000         0     18,192             0             0        4,050
Harry J. Pearce......... 1995  393,749    50,990     15,456       459,785        75,000        2,592
 Vice Chairman,          1994  375,000         0     15,800             0        60,000        2,592
 Chief Financial         1993  375,000         0     15,613             0             0        1,566
 Officer
Karsten Malmos.......... 1995  246,000    41,330     12,386       334,985        22,500        2,592
 President-Tyco          1994  240,000         0     12,014             0        21,000        2,592
 International           1993  230,000         0     12,627             0             0        1,566
Michael J. Lyden........ 1995  249,000    44,000     13,210       334,985        22,500        2,592
 Executive Vice          1994  238,062    38,400     12,043             0        38,000        2,592
 President and           1993  168,031    18,000     13,721             0             0        2,370
 President-Tyco US

(1) Under the Company's Executive Bonus Plan, each of the named Executive Officers received a portion of his 1995 annual bonus in Restricted Stock Units. The 1995 bonuses include a cash value of $67,500, $29,346, $15,297, $12,399 and $13,200 for Messrs. Baughman, Grey, Pearce, Malmos and Lyden, respectively, which was satisfied by issuing Restricted Stock Units based on the price of a share of Common Stock ($5.89) fixed in accordance with the Plan. The Plan provides that in the event an executive terminates his employment with the Company prior to vesting of the Restricted Stock Units, he is entitled to receive the lesser of the amount awarded in cash or the fair market value of the Restricted Stock Units on the date of termination. Also includes the value of 40,000 shares of stock awarded to Mr. Baughman which vested in 1995.

(2) Includes car allowances and medical expense reimbursements.

(3) Awards were made under the Long Term Incentive Plan which provides that Restricted Stock Units vest over seven years, subject to acceleration in the event the Company's performance meets targeted levels. At December 31, 1995, the number of Restricted Stock Units awarded under the Long Term Incentive Plan and the value of such Units (based on the price of a share of Common Stock on such date) were as follows: Mr. Baughman, 91,875 Units ($413,438); Mr. Grey, 122,500 Units ($551,250); Mr. Pearce, 81,667 Units
    ($367,502); and Messrs. Malmos and Lyden, each 59,500 Units ($267,750). An amount equal to any cash dividends payable on Common Stock is added annually to a participant's account based on the price of a share of Common Stock at the end of the year.

(4) No preferential earnings or above market earnings, or discounts from fair market value, were recognized by Executive Officers in connection with the stock option plans of the Company.

(5) Represents the taxable cost of group life insurance payments.

(6) Includes reimbursement of relocation expenses of $89,459 in 1995.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

  Mr. Baughman entered into an Employment Agreement with the Company on October 3, 1994. The Agreement expires on December 31, 1998 and will automatically renew for a period of one additional year, unless either party gives written notice of termination to the other at least ninety days in advance of such date. Under the Agreement, Mr. Baughman is entitled to receive an annual base salary of not less than $450,000 in 1995 and $550,000 beginning in 1996 and following years. Pursuant to the Agreement, Mr. Baughman was appointed the position of Chief Executive Officer of the Company on January 1, 1996. In addition, Mr. Baughman is entitled to receive annual incentive compensation of up to 135% of his annual salary based on criteria established by the Compensation Committee. In addition, he received 40,000 shares of restricted Common Stock of the Company, which shares vested one year after commencement of his employment, and he is entitled to participate in the Long Term Incentive Plan. At any time on or before December 31, 1998, in the event of a change in control of the Company (as defined in the Agreement) the Company will pay to Mr. Baughman a sum equal to 2.99 times his average annual base salary and annual bonus for the last five years (calculated as if his employment had continued through December 31, 1996, if applicable), provided that Mr. Baughman's employment is in then full force and effect, and the change of control does not take place in a public offering, as defined in the Agreement. The Company may terminate Mr. Baughman's employment for cause, as defined in the Agreement.

  Mr. Grey entered into an Employment Agreement with the Company in July, 1994. The Agreement expires December 31, 1997 and will automatically extend for an additional one-year period unless either party gives the other written notice of termination within six months of the expiration of the Agreement. Under the Agreement, Mr. Grey was entitled to receive an annual base salary of $600,000 for 1995 and is entitled to receive a base salary of $400,000 for 1996 and any year during which he is Chairman but does not serve as Chief Executive Officer, plus annual incentive compensation of up to 90% of his annual base salary based upon criteria established by the Compensation Committee. In addition, he is entitled to participate in the Long Term Incentive Plan. Under Mr. Grey's previous employment agreement, he was entitled to a base salary of $600,000 during 1994. Mr. Grey voluntarily agreed to keep his 1994 salary at $550,000, the 1993 level. Mr. Grey similarly agreed to forego any salary increase during the first three months of 1995. At any time on or before December 31, 1996, in the event of a change of control of the Company, as defined in the Agreement, the Company will pay to Mr. Grey a sum equal to 2.99 times his annual salary, plus a pro rata portion of incentive compensation provided in the Agreement, provided Mr. Grey's employment is then in full force and effect and the change of control does not take place in a public offering, as defined in the Agreement. The Company may terminate Mr. Grey's employment for cause as defined under the Agreement. If the Company terminates the employment of Mr. Grey without cause or Mr. Grey terminates his employment for good reason as such terms are defined in the Agreement, then the Company is obligated to pay to Mr. Grey the sum of two times his average annual salary and bonus over the prior five years, plus a pro rata portion of his annual base salary accrued through the termination date.

  Mr. Pearce entered into an Employment Agreement with the Company in July, 1994. The Agreement expires December 31, 1997 and will automatically extend for an additional one-year period unless either party gives the other written notice of termination within six months of the expiration of the Agreement. Under the Agreement, Mr. Pearce is entitled to receive an annual base salary of $420,000 for 1996 plus annual incentive compensation of up to 135% of his annual base salary based upon criteria established by the Compensation Committee. In addition, he is entitled to participate in the Long Term Incentive Plan. Under Mr. Pearce's previous employment agreement, he was entitled to a base salary of $400,000 during 1994. Mr. Pearce voluntarily agreed to keep his 1994 salary at $375,000, the 1993 level. Mr. Pearce similarly agreed to forego any salary increase during the first three months of 1995. At any time on or before December 31, 1996, in the event of a change of control of the Company, as defined in the Agreement, the Company will pay to Mr. Pearce a sum equal to 2.99 times his annual salary, plus a pro rata portion of Incentive Compensation provided in the Agreement, provided Mr. Pearce's employment is then in full force and effect and the change of control does not take place in a public offering, as defined in the Agreement. The Company may terminate Mr. Pearce's employment for cause as defined under the Agreement. In the event the Company terminates the employment of Mr. Pearce without cause or Mr. Pearce terminates his employment without good reason, as such terms are defined in the Agreement, the Company is obligated to pay to Mr. Pearce the sum of two times his average annual salary and bonus over the prior five years, plus a pro rata portion of his annual base salary accrued through the date of such termination.

  Mr. Malmos has an employment agreement with the Company which provides for an annual salary of $248,000 per year through 1996, and he is eligible for additional incentive compensation of up to 105% of his base salary. Mr. Malmos is also eligible to receive participate in the Long Term Incentive Plan. The Company may terminate his employment at any time without cause, but in such event the Company would then be obligated to make severance payments equal to his annual salary, plus the pro-rata portion of the incentive compensation that would have been paid to him for that year. In the event of a change of control of the Company, as defined in the agreement, the Company will pay Mr. Malmos a sum equal to one half of his annual base salary, provided his employment is then in full force and effect.

  Mr. Lyden has an employment agreement with the Company which provides for an annual base salary of $280,000 through 1996, and he is eligible to receive additional annual incentive compensation of up to 105% of his base salary. Mr. Lyden is also eligible to participate in the Long Term Incentive Plan. The Company may terminate Mr. Lyden's employment at any time, without cause, but in such event the Company would be obligated to pay Mr. Lyden severance payments equal to his annual salary, plus the pro-rata portion of the incentive compensation that would have been paid to Mr. Lyden for that year. In the event of a change of control of the Company as defined in the agreement, the Company will pay Mr. Lyden a sum equal to one half of his annual base salary, provided his employment is then in full force and effect.

  Each of the executives referred to above has insurance policies providing benefits of a maximum of $500,000 in the event of his death while employed by the Company, and 60% of his annual income (up to $200,000 annual benefit) in the event of disability.

KEY EMPLOYEE AGREEMENTS

  The Company has entered into Key Employee Agreements with 15 other executive officers of the Company; under the terms of the Agreements, the Company will pay to such employees amounts equal to one half of their annual salary, in the event of a change of control of the Company, as such term is defined in the Agreements.

STOCK OPTIONS GRANTED IN 1995

  The following table sets forth information relating to the grants of stock options to the named Executive Officers during 1995:

                       OPTION GRANTS IN LAST FISCAL YEAR

                        INDIVIDUAL GRANTS
 ----------------------------------------------------------------
                                   PERCENT OF                      POTENTIAL REALIZABLE
                        NUMBER OF    TOTAL                           VALUE AT ASSUMED
                        SECUTITIES  OPTIONS                       ACCRUAL RATES OF STOCK
                        UNDERLYING GRANTED TO                     PRICE APPRECIATION FOR
                         OPTIONS   EMPLOYEES  EXERCISE                OPTION TERM (1)
         NAME            GRANTED   IN FISCAL   PRICE   EXPIRATION -----------------------
        TITLE            ($) (2)      YEAR     ($/SH)     DATE       5%($)      10%($)
- ----------------------  ---------- ---------- -------- ---------- ----------- -----------
Richard E. Grey
 Chairman                112,500     15.71%    $5.63    3/28/00      $174,990    $386,682
Gary S. Baughman
 President & CEO          84,375     11.78%    $5.63    3/28/00      $131,242    $290,011
Harry J. Pearce
 Vice Chairman & CFO      75,000     10.47%    $5.63    3/28/00      $116,660    $257,788
Karsten Malmos
 President - Interna-
 tional                   22,500      3.14%    $5.63    3/28/00      $ 34,998    $ 77,336
Michael J. Lyden
 Executive Vice Presi-
 dent &
 President - Tyco US      22,500      3.14%    $5.63    3/28/00      $ 34,998    $ 77,336

- --------

(1) Illustrates value that might be realized upon exercise of options immediately prior to the expiration of the term of the options. Assumed rates of appreciation are not necessarily indicative of future stock performance.

(2) Stock options vest in one-third (1/3) increments in January of 1996, 1997 and 1998.

AGGREGATED STOCK EXERCISES IN 1995

  The following table sets forth information relating to the exercise of stock options by the named Executive Officers during 1995 and the value of options held by the named executives at the end of the year.

AGGREGATED OPTION EXERCISES IN 1995 AND FISCAL YEAR-END OPTION VALUES

                                                                          VALUE OF UNEXERCISED
                                                                                IN-THE-
                  SHARES ACQUIRED    VALUE       NUMBER OF UNEXERCISED      MONEY OPTIONS AT
                  ON EXERCISE ($) REALIZED ($)    OPTIONS AT F/Y END     FISCAL YEAR END ($)(1)
                  --------------- ------------ ------------------------- ----------------------
                                                                              EXERCISABLE
                                               EXERCISABLE UNEXERCISABLE   AND UNEXERCISABLE
                                               ----------- ------------- ----------------------
Richard E. Grey            0              0      196,000      112,500               0
Gary S. Baughman           0              0            0       84,375               0
Harry J. Pearce       10,000        $28,750       60,000       75,000               0
Karsten Malmos        16,000        $37,000       21,000       22,500               0
Michael J. Lyden           0              0       38,000       22,500               0

- --------

(1) Based on the difference between the share exercise price of all stock options outstanding and $4.50, the closing price on the New York Stock Exchange for a share of Common Stock on December 29, 1995.

                     REPORT OF THE COMPENSATION COMMITTEE

  The Compensation Committee, which consists of three outside Directors, has responsibility for oversight of compensation to senior management by the Company, including specifically annual incentive bonus and long-term incentive compensation programs. The Committee reviews performance, compensation levels, and other matters related to the executive officers of the Company. The Committee reports directly to the Board on compensation of the Chairman, President and Chief Executive Officer, and Vice-Chairman and Chief Financial Officer of the Company. The Committee also oversees administration of the Long Term Incentive Plan and Executive Bonus Plan approved by the stockholders in 1995. (Administration of the Company's Stock Option Plans are the responsibility of the Stock Option Committee of the Board.)

  In reviewing the compensation of the Executive Officers of the Company, the Committee considers a number of factors such as the following: results of operations of the Company; reasonableness; industry and other surveys of compensation; compensation paid by competitors of the Company; and advice from outside independent consultants specializing in executive compensation. In 1994, the Company entered into new agreements with the Chairman, Vice
Chairman - CFO and President-CEO. In reaching those new agreements, base salary levels and incentive potentials were established considering a variety of factors, including the potential contribution by individual executives to the overall performance of the Company; the establishment of links between incentives and operating income, asset utilization, and other performance measurements; the capacity of individuals to meet targets established annually; the levels of base and incentive compensation in the industry; and the use of the new vesting schedules and restricted stock programs recommended by outside consultants and the Board, and approved by the stockholders.

  A group of 18 senior executive managers of the Company (including the three Executive Officers referred to above) participate in the Long Term Incentive Plan approved by the stockholders in 1995. Under the new program, this broad group of managers is eligible to receive Restricted Stock Units as well as non-qualified stock options which vest over seven years, subject to acceleration, under the Company's existing plan.

  The new contracts for executive managers and the Annual Incentive and Long Term Incentive Plans were designed to institute a series of new annual and long-term targets more closely aligned with the interests of the stockholders of the Company; provide incentives for senior managers to perform in a critical period of the Company's efforts to return to profitability; increase the stock ownership of senior managers; and provide value which accelerates when the Company meets or exceeds its performance targets.

  From April 1995 until April 1996, executive salaries did not generally increase beyond a 4% guideline intended to keep pace with inflation and the cost-of-living, except for (i) contractual obligations to the three named Executive Officers above, and (ii) individual recognition to senior managers who played a key role in the improvement of the Company's domestic performance during 1995.

  Pursuant to his existing employment agreement with the Company dated July 27, 1994, the base compensation of the Chairman, Richard E. Grey, was reduced when Gary Baughman was appointed to the position of CEO in January, 1996. Mr. Baughman's compensation was increased at the same time in keeping with the terms of his agreement dated October 5, 1994.

  During 1995, while the Company's overall financial performance was unsatisfactory, the profitability of the Company's domestic business and cash flow of the Company's international business improved significantly; accordingly, bonuses were paid in 1996 to executive managers responsible for that improvement in keeping with the achievement of individual financial objectives set for those managers, including division profitability, inventory management, cash flow and other similar performance targets.

  In the opinion of the Committee, the compensation of the CEO and other executive officers of the Company is appropriate and reasonable in light of the Company's performance on a consolidated basis in 1995. As a result of his participation in the Long Term Incentive Plan, Mr. Baughman's total compensation as CEO is contingent in greater part on the annual and long-term performance of the Company than has been the case in prior years for the CEO of the Company.

  In December, 1995 the Compensation Committee determined, based on the recommendation of management, that two senior executives of the Company were deserving of special grants under the Long Term Incentive Plan based on their contribution to the turnaround effort and the improvement in the results of operations of the Company's domestic business.

  No stock options were repriced in 1995; at the request of an institutional stockholder, the Company has given an undertaking not to reprice out-of-the-money stock options without stockholder approval.

  The foregoing report on executive compensation is provided by the following Directors, who comprise the Compensation Committee of the Board of Directors of the Company:

                                          John A. Canning, Jr.
                                          Jerome I. Gellman
                                          David B. Golub, Chairman

March 15, 1996

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During 1995, no executive officer of the Company served as a member of the compensation committee, or its equivalent, of another entity, one of whose executive officers served as a Director of the Company or a member of the Company's Compensation Committee. No member of the Company's Compensation Committee was an officer or employee of the Company during 1995. Mr. Arnold Thaler, who served as a member of the Compensation Committee until December, 1994, has served as a consultant to the Company since his retirement in 1990 as President of the Company's View-Master Ideal Group subsidiary. He receives annual fees of $85,000 and certain insurance benefits and expenses. Mr. Golub is a Managing Director of Corporate Advisors, L.P., which advises three institutions holding all of the Company's Series B Preferred Stock. Mr. Canning is a partner in Madison Dearborn Partners IV, which holds some of the Company's 7% Convertible Subordinated Debentures, and a partner in an entity which renders advice to First Chicago Investors Corporation, which also holds such Debentures.

  No other member of the Committee was involved in or had any direct or indirect material interest in any transaction, or series of transactions, or currently proposed transaction in which the amount involved exceeded $60,000.

COMPENSATION OF DIRECTORS

  Each Director who is not an officer or employee of the Company receives an annual fee of $16,000 for his services during the fiscal year as a Director and $1,000 for each Board or Committee meeting attended. The Company reimburses all Directors for their out-of-pocket expenses in attending such meetings.

  Pursuant to a formula approved by the Board and the stockholders in the Stock Option Plan, the members of the Stock Option Committee received a grant of 10,000 stock options at the time of their appointment to the Committee, and an additional 5,000 stock options annually thereafter. No other grants of stock options were made to outside Directors in 1995.

                             STOCKHOLDER PROPOSAL

  Mr. Kenneth Steiner, of 14 Stoner Ave., Great Neck, New York, 11021, owner of 450 shares of Common Stock, has notified the Company of his intention to introduce the proposal set forth below for consideration and action by the stockholders at the Annual Meeting.

  The affirmative vote of a majority of the shares of Common Stock and Class B Preferred Stock, voting as a class, present or represented and entitled to vote on the proposal at the Annual Meeting is required for adoption of the proposal.

  "BE IT RESOLVED, that the shareholders of Tyco Toys, Inc. (the "Company") recommend to the Company's Board of Directors that it take the necessary steps in accordance with state law, to declassify the Board of Directors of the Company, so that all directors are elected annually, to be given effect in such a manner that does not affect the unexpired terms of Directors elected prior to the declassification."

  The supporting statement of the proponent is:

    "The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. That the classification of the Board of Directors, which results in only a portion of the Board being elected annually, is not in the best interests of the Company and its stockholders.

    The Board of Directors of the Company is divided into three classes serving staggered three-year terms. The Company's classified Board of Directors maintains the incumbency of the current Board and therefore of current management, which in turn limits management's accountability to stockholders.

    The elimination of the Company's classified Board would require each new director to stand for election annually and allow stockholders an opportunity to register their views on the performance of the Board collectively and each director individually. This is the one of the best methods available to stockholders to insure that the Company will be managed in a manner that is in the best interests of the stockholders.

    I believe that concerns expressed by companies with classified boards that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders, are unfounded. In my view, in the unlikely event that stockholders vote to replace all directors, this decision would express stockholder dissatisfaction with the incumbent directors and reflect the need for change."

  THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS AGAINST THE ADOPTION OF THIS PROPOSAL FOR THE FOLLOWING REASONS.

  The current system of electing directors to three year terms had been in place since 1986. This system is common, has been adopted by many companies, and is permitted by the laws of the state of Delaware and by the rules of the New York Stock Exchange.

  The Board does not believe that directors who are elected annually would be any more accountable to stockholders than they would be if elected for three year terms, since the same standards of performance apply regardless of the length of a director's term.

  The system of three year terms promotes continuity and stability in the conduct of business by the Board, since generally two-thirds of the directors at all times will have had prior experience with the business affairs, strategies and policies of the Company. This experience enables the directors to plan in a reasonable fashion for the future business of the Company.

  The use of three year terms is also intended to encourage any persons who may seek to acquire control of the Company, or to further some other personal goal, to initiate such action through negotiation with the Board--which is in a position to act to protect all the stockholders of the Company. Although a classified board does not necessarily discourage takeover offers, the Board believes that de-classification does not enhance the ability to negotiate favorable terms with a proponent of an unfriendly or unsolicited proposal. An attempt to effect change of control of the Board at a single stockholders' meeting, even if unsuccessful, can seriously disrupt the conduct of the business of the Company, and cause it to incur substantial expense.

  Moreover, adoption of the proposal would not in itself eliminate three year terms. If adopted, the proposal would only serve as a recommendation to the Board of Directors to take the steps necessary to require directors to stand for election annually. Such steps would include the repeal of the provisions relating to three year terms in the Company's Amended Certificate of Incorporation, which requires the affirmative vote of two-thirds of the outstanding shares entitled to vote at a subsequent meeting of stockholders, unless approved by a majority of the continuing directors, in which case the affirmative vote of a majority of the outstanding shares is required.

  The Company's Board continued to believe that the present system of three year terms is in the best interest of the stockholders, and that the stockholders should oppose efforts to eliminate three year terms.

  FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE PROPOSAL.

                    FIVE YEAR PERFORMANCE GRAPH (1990-1994)

  The following graph presents a comparison of the cumulative annual shareholder return based on the assumption that $100 was invested in Tyco Common Stock on December 31, 1990 (as required by the rules of the Securities and Exchange Commission) and that all quarterly dividends were reinvested each quarter. The total cumulative return shown represents the value that such investments would have had on December 31, 1995.

                                    (CHART)

                             INDEPENDENT AUDITORS

  Deloitte & Touche LLP served as the Company's independent auditors for fiscal year 1995 and will serve in that capacity for fiscal 1996.
Representatives of Deloitte & Touche are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

                           ADDITIONAL CONSIDERATIONS

STOCKHOLDER PROPOSALS TO BE PRESENTED AT THE NEXT ANNUAL MEETING

  Any proposal submitted by a stockholder of the Company intended to be presented at the next annual Meeting of Stockholders must be received by the Secretary of the Company not later than December 18, 1996.

ANNUAL REPORT

  A copy of the Company's Annual Report to Stockholders for 1995 has been furnished to stockholders with the mailing of this Proxy Statement.

  EACH PERSON SOLICITED HEREUNDER CAN OBTAIN A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR 1995 REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT CHARGE EXCEPT FOR EXHIBITS TO THE REPORT, BY SENDING A WRITTEN REQUEST THEREFOR TO:

  SHAREHOLDER RELATIONS
  TYCO TOYS, INC.
  6000 MIDLANTIC DRIVE
  MOUNT LAUREL, NEW JERSEY 08054

                                          By Order of the Board of Directors,
                                             R. Michael Kennedy, Jr.
                                                    Secretary

Mt. Laurel, New Jersey
April 15, 1996

                    [LOGO OF TYCO TOYS, INC. APPEARS HERE]
                                Tyco Toys, Inc.
                              6000 Midlantic Drive
                             Mt. Laurel, New Jersey
                                     08054

                      [RECYCLED PAPER LOGO APPEARS HERE]

                           Printed on recycled paper
  This document is printed on recycled paper which contains at least 10% post consumer waste.

- --------------------------------------------------------------------------------

                                TYCO TOYS, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 16, 1996

P R O X Y

The undersigned hereby appoints and authorizes Richard E. Grey, Gary Baughman and Harry J. Pearce and each of them (with the Power of Substitution), Proxies for the undersigned to represent and vote as designated below, all shares of common stock of Tyco Toys, Inc. held of record by the undersigned on March 22, 1996, at the Annual Meeting of Stockholders to be held on May 16, 1996 or any adjournment thereof.

              Election of Directors, Nominees:
              Richard E. Grey
              David B. Golub
              Joel M. Handel

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXY COMMITTEE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.
                                                                    -----------
                                                                    SEE REVERSE
                                                                       SIDE

- --------------------------------------------------------------------------------

[X] Please mark                                                            9398
    your votes as in
    this example.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN
BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION TO THE CONTRARY IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1, AND AGAINST PROPOSAL
2.
- --------------------------------------------------------------------------------
                              FOR       WITHHELD
1. Election of Directors      [ ]          [ ]
   (see reverse)

Instructions: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

- --------------------------------------------------------------------------------

2. Proposal to recommend to the Board of Directors of the Company that each director be required to stand for election each year.

                         FOR     AGAINST     ABSTAIN
                         [ ]       [ ]         [ ]

[ ] Change of Address/Comments on Reverse Side

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                         FOR     AGAINST     ABSTAIN
                         [ ]       [ ]         [ ]

- --------------------------------------------------------------------------------

SIGNATURE(S)___________________________________ DATED:____________________, 1996

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


This Proxy confers certain discretionary authority described in the Proxy Statement. The undersigned hereby acknowledges receipt of the Proxy Statement dated April, 1996 and the Annual Report to Stockholders for 1995.

Please mark, sign, date and return this Proxy promptly by using the enclosed envelope.

- --------------------------------------------------------------------------------